EXHIBIT 10.12

[date]___________, 20__

[name]_____________________
[address]___________________
___________________________

Dear __________________:

On behalf of SurModics, it is a pleasure to offer you the full-time position of _________________________ responsible for the ______________________ activities of SurModics.

Listed below are the terms of our offer:

Start Date:	A mutually agreeable start date to be determined upon acceptance of this offer.

Division/Department:

Title:

Supervisor or Manager:

Compensation:	$ per month, paid semi-monthly on the 15th and last day of the month. In addition, you will be eligible to participate in our Incentive Compensation program. We will guarantee a first year deferred payment or bonus equal to % of salary.

Stock Sign-on Bonus:	You will receive shares of Surmodics restricted stock.

Cash Sign-on Bonus:	You will receive a one-time $ sign-on bonus, less applicable taxes, to be paid within the first days of the start of your employment. If your employment terminates voluntarily within years of your start date, you will be expected to repay % of the sign-on bonus.

Stock Options:	Subject to Board approval, you will be granted stock options for the purchase of shares of SurModics’ stock and you will be granted shares of SurModics restricted stock.

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Relocation:	SurModics will provide up to a maximum of $ for your relocation expenses. The relocation allowance covers moving costs, expenses incurred in selling your home and the purchase of a new home, travel expenses, gross-up of taxes and miscellaneous costs associated with relocation. The relocation reimbursement will be made at a time mutually agreeable to you and the Company. If, for any reason, your relocation expenses exceed the maximum allowance, we will authorize additional reimbursements on a case-by-case basis.
Status:	Exempt

Benefits:	You will be eligible for all benefits presently provided by SurModics, in accordance with eligibility and Company policy. Company policy is subject to change at the discretion of management, and as such there could be changes in the benefit policies at some future date. A list of employee benefit costs is enclosed.

In addition, you will be eligible for                     hours of Personal Time Off (PTO) per year. You will also receive                     paid holidays and will be eligible to participate in our 401(K) savings plan, including employer matching program, beginning with the first calendar quarter following employment.

SurModics is an Equal Opportunity Employer. Your employment with SurModics is “at will”, which means that either you or the Company can terminate the employment relationship at any time for any reason without notice. Additionally, you will be required to adhere to all company policies, practices and procedures.

Please indicate your acceptance of this offer by signing the enclosed copy and returning it as soon as possible. If you have any questions, please contact me.

Sincerely,

ACKNOWLEDGED AND AGREED:

DATE:

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